Larson Allen (SM)
                              Welshair & Co., LLP
                           Achieve the Desired Effect

               Business Consultants Certified Public Accountants


March 15, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:  Pennexx Foods, Inc.

We have read the statements that we understand Pennexx Foods, Inc., formerly Pinnacle Foods, Inc., will include under Item 8 of the Form 10-KSB report it will file regarding the recent change of auditors. We agree with such statements regarding our firm.

We have no basis to agree or disagree with other statements made under Item 8.

/s/ Larson, Allen, Weishar & Co., LLP
Larson, Allen, Weishar & Co., LLP
Certified Public Accountants and Business Consultants

cc:  Mr. Steven B. King
     Ballard Spahr Andrews & Ingersoll, LLP

     Mr. Thomas J. Shroyer
     Moss & Barnett